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                    September 1, 2020

       Joseph Moscato
       Chief Executive Officer
       NuGenerex Immuno-Oncology, Inc.
       10102 USA Today Way
       Miramar, FL 33025

                                                        Re: NuGenerex
Immuno-Oncology, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed March 12,
2020
                                                            File No. 000-56153

       Dear Mr. Moscato:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Jeffrey Wofford, Esq.